Exhibit 4.3.1

THIS SECURITY IS A BOOK-ENTRY SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

CAMPBELL SOUP COMPANY

4.750% NOTES DUE 2035

No. [R-1][R-2]	U.S. $[500,000,000][300,000,000]
CUSIP No. 134429 BQ1
ISIN No. US134429BQ17

CAMPBELL SOUP COMPANY, a corporation duly organized and existing under the laws of New Jersey (herein called the “Company”, which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of [FIVE HUNDRED][THREE HUNDRED] MILLION DOLLARS (U.S. $[500,000,000][300,000,000]) on March 23, 2035 or any earlier date of redemption fixed in accordance with the terms of this Security as to the principal repayable on such date. The Securities of this series shall bear interest at a fixed rate of 4.750% per annum. Interest on the Securities of this series shall be payable semi-annually in arrears on March 23 and September 23 of each calendar year (each, an “Interest Payment Date), commencing on March 23, 2025, and until the outstanding principal amount of this Security is fully paid or made available for payment as set forth in the Indenture. Interest payable on any Interest Payment Date, the Final Maturity Date or, if applicable, any Redemption Date (as defined in the Indenture), as the case may be, shall be the amount accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for as set forth in the Indenture (or from and including the original issue date of the Securities of this series, if no interest has been paid or duly provided for as set forth in the Indenture with respect to the Securities of this series) to, but excluding, such Interest Payment Date, Final Maturity Date or Redemption Date, as the case may be. Payments of principal and interest with respect to the Securities of this series shall be made in accordance with Section 1.14 of the Indenture. The interest payable, and punctually paid or duly provided for as set forth in the Indenture, on an Interest Payment Date shall be paid to the Holder in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the March 9 or September 9 (whether or not a New York Business Day) immediately preceding such Interest Payment Date. Interest due on this Security at any Redemption Date (whether or not an Interest Payment Date) shall be paid to the Holder to whom principal of such Security is payable on such Redemption Date. Interest on the Securities of this series shall be calculated on the basis of a 360-day year comprised of twelve 30-day months.

“New York Business Day” means any day which is not a Saturday, Sunday, or a day on which commercial banking institutions are authorized or obligated by law, regulation or executive order to be closed in New York City.

Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for as set forth in the Indenture will forthwith cease to be payable to the Holder of record on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of principal of (and premium, if any) and interest on this Security may be made at the office or agency of the Company maintained for that purpose in New York, New York.

The Company may from time to time, without the consent of the Holders thereof, increase the principal amount of the Securities of this series by issuing additional Securities of this series on the same terms and conditions as this Security, except for any differences in the issue price and interest accrued prior to the issue date of the additional Securities, and with the same CUSIP numbers as this Security; provided that if any additional Securities of this series subsequently issued are not fungible with any Securities of this series previously issued for U.S. federal income tax purposes, such additional Securities will have a separate CUSIP number. The Securities of this series and any additional Securities issued on the same terms and conditions shall rank equally and ratably and shall be treated as a single series for all purposes under the Indenture.

Reference is hereby made to the further provisions of this Security set forth on the reverse side hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, directly or through an Authenticating Agent, by manual signature of an authorized signatory, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Optional Redemption

Prior to December 23, 2034 (the “Par Call Date”), the Company may redeem the Securities, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest on the Securities discounted to the Redemption Date (assuming the Securities matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 20 basis points less (b) interest accrued to the date of redemption, and

(2)	100% of the principal amount of the Securities,

plus, in either case, accrued and unpaid interest on the Securities to the Redemption Date.

On or after the Par Call Date, the Company may redeem the Securities, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Securities plus accrued and unpaid interest thereon to the Redemption Date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third business day preceding the Redemption Date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depository’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each holder of record of the Securities. Unless the Company defaults in payment of the redemption price, on and after the Redemption Date, interest will cease to accrue on the Securities or portions of the Securities called for redemption.

If less than all the Securities of this series are to be redeemed, the particular Securities to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Trustee, from the Outstanding Securities of such series not previously called for redemption by lot or by such other method as the Trustee shall deem fair and appropriate (and in accordance with the procedures of the Depository) and which may provide for the selection for redemption of portions (equal to the minimum authorized denomination for Securities of that series or any integral multiple thereof) of the principal amount of Securities of such series of a denomination larger than the minimum authorized denomination for Securities of that series or of portions of the principal amount of global Securities of such series. No Securities of a principal amount of $2,000 or less will be redeemed in part. If the Securities are to be redeemed in part only, the notice of redemption that relates to the Securities will state the portion of the principal amount of the Securities to be redeemed. A new Security in a principal amount equal to the unredeemed portion of the Securities will be issued in the name of the holder of the Securities upon surrender for cancellation of the original Security. For so long as the Securities are held by the Depository, the redemption of the Securities shall be done in accordance with the policies and procedures of such Depository.

Change of Control

Upon the occurrence of a Change of Control Triggering Event with respect to the Securities of this series, unless the Company has exercised its right to redeem all of the Securities of this series as described above, each Holder of such Securities will have the right to require the Company to purchase all or a portion of such Holder’s Securities of this series pursuant to the offer described below (the “Change of Control Offer”), at a purchase price in cash (the “Change of Control Payment”) equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, provided that any payment of interest becoming due on or prior to the Change of Control Payment Date shall be payable to the Holders of such Securities registered as such on the relevant Regular Record Date.

Within 30 days following the date upon which the Change of Control Triggering Event occurs, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company will be required to send, by first class mail, a notice to each Holder of such Securities, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer and describe the Change of Control Triggering Event. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

Upon the Change of Control Payment Date, the Company will, to the extent lawful:

(i)	accept for payment all Securities of this series or portions of such Securities properly tendered and not withdrawn pursuant to the Change of Control Offer;

(ii)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all such Securities or portions of such Securities properly tendered; and

(iii)

deliver, or cause to be delivered, to the Trustee the Securities of this series properly accepted together with an Officers’ Certificate, stating the aggregate principal amount of such Securities or portions of such Securities being purchased.

The Company will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Securities of this series or portions thereof properly tendered and not withdrawn under its offer.

“Capital Stock”, as applied to the stock of any corporation, means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.

“Change of Control” means the occurrence of any of the following:

(1) the sale, conveyance, transfer or lease of the Company’s properties and assets substantially as an entirety (other than by way of merger or consolidation) to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its Subsidiaries; or

(2) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its Subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding shares of the Company’s Voting Stock, measured by voting power rather than number of shares; provided, that the consummation of any such transaction will not be considered to be a Change of Control if (a) the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company and (b) immediately following such transaction, (x) the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Company’s Voting Stock immediately prior to such transaction or (y) no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means (1) the ratings on the Securities of this series are downgraded by each of the Ratings Agencies during the 60-day period (the “Trigger Period”) commencing on the earlier of (i) the occurrence of a Change of Control or (ii) the first public announcement of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control (which Trigger Period will be extended so long as the ratings on the Securities of this series are under publicly announced consideration for possible downgrade by any of the Ratings Agencies) and (2) the Securities of this series are rated below an Investment Grade rating by each of the Ratings Agencies on any date during the Trigger Period; provided that a Change of Control Triggering Event will not be deemed to have occurred in respect of a particular Change of Control if each Ratings Agency does not publicly announce or confirm or inform the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Change of Control Triggering Event). Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Final Maturity Date” means the date upon which the principal amount of the Securities shall be due and payable in full, which shall be March 23, 2035.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), or an equivalent Investment Grade rating from any replacement Ratings Agency appointed by the Company.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Ratings Agency” means each of Moody’s and S&P; provided, that if either of Moody’s or S&P ceases to rate the Securities of this series or fails to make a rating of the Securities of this series publicly available for reasons outside of the Company’s control, the Company may appoint a replacement for such Ratings Agency that is a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act with respect to the Securities of this series.

“S&P” means S&P Global Ratings and its successors.

“Voting Stock” means Capital Stock of a corporation of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power upon the occurrence of any contingency).

The Company will comply with the applicable requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the offer to purchase the Securities of this series as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the Securities of this series, the Company will comply with those securities laws and regulations and will not be deemed to have breached the Company’s obligations under the Change of Control Offer provisions of the Securities of this series by virtue of any such conflict.

Unless the Company Defaults in the Change of Control Payment, on and after the Change of Control Payment Date, interest will cease to accrue on the Securities of this series or portions of the Securities of this series tendered for purchase pursuant to the Change of Control Offer.

The Company’s failure to offer to purchase all outstanding Securities of this series as and when required by the terms hereof or to purchase all validly tendered Securities as and when required by the terms hereof will constitute an additional Event of Default with respect to such Securities under Section 5.01(g) of the Indenture.

Reference is hereby made to the further provisions of this Security set forth on the reverse side hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, directly or through an Authenticating Agent, by manual signature of an authorized signatory, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: October 2, 2024

CAMPBELL SOUP COMPANY

By:
Name: Carrie L. Anderson
Title: Executive Vice President and Chief Financial Officer

By:
Name: Atul Garg
Title: Senior Vice President and Treasurer

Attest:

Name: Charles A. Brawley, III

Title: Executive Vice President, General Counsel and Corporate Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within mentioned Indenture.

Dated: October 2, 2024

U.S. BANK TRUST COMPANY, NATIONAL
ASSOCIATION, as Trustee

By:
Authorized Signatory

[REVERSE OF SECURITY]

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an indenture, dated as of March 19, 2015 (the “Indenture”), between the Company and Computershare Trust Company, N.A. (as successor in interest to Wells Fargo Bank, National Association), as retiring trustee, as amended and supplemented by the First Supplemental Indenture, dated as of August 17, 2023 among the Company, Computershare Trust Company, N.A. (as successor in interest to Wells Fargo Bank, National Association), as retiring trustee, and U.S. Bank Trust Company, National Association, as successor trustee for any series of debt securities issued in the future (the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.

The Securities of this series are subject to optional redemption (as further described in the Indenture and on the face hereof). There is no mandatory redemption applicable to the Securities of this series.

The Securities of this series are not entitled to the benefit of, or subject to, any sinking fund.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture. Upon payment (i) of the amount of principal so declared due and payable and (ii) of interest on any overdue principal and overdue interest (in each case to the extent that the payment of such interest shall be legally enforceable), all of the Company’s obligations in respect of the payment of the principal of and interest, if any, on the Securities of this series shall terminate.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee, with, except in specified cases, the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding (with each series voting as a separate class in certain cases specified in the Indenture, or with all series voting as one class, in certain other cases specified in the Indenture), on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notification of such consent or waiver is made upon this Security.

As set forth in, and subject to, the provisions of the Indenture, no Holder of any Security of this series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to this series, the Holders of not less than 25% in principal amount of the Outstanding Securities of this series shall have made written request, and offered the Trustee indemnity satisfactory to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Securities of this series a direction inconsistent with such request and shall have failed to institute such proceedings within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of (and premium, if any) or interest on this Security on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, places and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of (and premium, if any) and interest on such Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

2

The Indenture and the Securities shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws provisions thereof.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

3